EXHIBIT 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY:
Paige H. Gilchrist
Vice President, External Affairs
630.586.8101

FOR IMMEDIATE RELEASE

Wednesday, June 15, 2005

CENTERPOINT PROPERTIES GIVES UPDATE ON EXECUTIVE’S EMPLOYMENT

Oak Brook, Illinois — CenterPoint Properties Trust (NYSE: CNT) today provided an update on the employment status of Executive Vice President and Chief Operating Officer, Paul T. Ahern.  On June 9, 2005, the Company advised Mr. Ahern that his rejection of pay as well as other actions appear to demonstrate that he has resigned as of May 15, 2005 and the Company is treating him as such. In a lawsuit filed by Mr. Ahern, he has taken the position that he was constructively terminated by the Company on April 13, 2005.  As previously disclosed, the Board of Trustees is continuing its investigation into whether Mr. Ahern has violated certain Company policies and whether there are grounds for termination for cause, regardless of his apparent resignation. Sean Maher continues to perform Mr. Ahern’s responsibilities pending the resolution by the Board of these issues.

Martin Barber, Co-Chair of the Board of Trustees commented, “As the Board addresses this issue, we have every confidence in Mike Mullen and the team’s continued performance and leadership.  They will continue to run the business smoothly and in the best interests of the shareholders.  We look forward to the Company sustaining its above average earnings growth.”

About CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  As of March 31, 2005, the Company owned and operated approximately 40.1 million square feet and the Company and its affiliates owned or controlled an additional 3,329 acres of land upon which approximately 52 million square feet could be developed. The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $3.0 billion as of March 31, 2005.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

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